Exhibit 10.12

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made as of March 29, 2020 (the “Effective Date”), by and among Regentis Biomaterials Ltd., a company, incorporated under the laws of Israel (the “Company”) and the lenders identified in Schedule 1 attached hereto (each, a “Lender” and collectively, the “Lenders”). The Company and the Lenders shall each be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to obtain an additional convertible bridge loan in the aggregate principal amount of US$100,000 (the “Loan Amount”), all on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Lenders are willing to loan to the Company funds in an aggregate amount of up to the Loan Amount; all on the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	The Loan

1.1.	The Lenders hereby lend to the Company and the Company hereby borrows from the Lenders an aggregate amount equal to the Loan Amount.

1.2.	The Loan Amount shall bear no interest.

1.3.	The allocation of the applicable portion of the Loan Amount loaned by each Lender to the Company and borrowed by the Company from each Lender (a “Lender’s Loan Amount”), is set forth in Schedule 1 attached hereto.

2.	Maturity Date of the Loan and Repayment

2.1.	Maturity. Unless previously converted in accordance with the terms herein, the Loan Amount shall become fully due and payable in cash on the first (1) anniversary of the Effective Date (the “Maturity Date”).

2.2.	It is agreed that such repayment in cash upon the Maturity Date: (i) shall be performed from the proceeds of the realization of the Company’s assets, specifically excluding the Company’s designated bank account holding the SME grant; and (ii) the repayment of the Loan Amount to the Lenders shall be contractually ranked first with respect to any other Company debts/debtors.

3.	Mandatory Conversion

3.1.	Unless previously converted or repaid, upon consummation by the Company of a Qualified Round (as defined below) the Loan Amount shall be automatically converted into such number of shares of the most senior securities issued in such Qualified Round, based on a price per share equal to eighty percent (80%) of the lowest price per share actually paid by any of the investors in the Qualified Round.

3.2.	Unless previously converted or repaid, upon consummation by the Company of an M&A Transaction (as defined below) the Loan Amount shall be automatically converted into the Company’s most senior securities, based on a price per share equal to eighty percent (80%) of the lowest price per share attributed to such securities in the M&A Transaction.

3.3.	For the purpose of this Agreement:

3.3.1.	The term “Qualified Round” a transaction or series of related transactions in which shares of the Company having substantially similar rights are issued for an aggregate investment amount of at least US$ 3,000,000.

3.3.2.	The term “M&A Transaction” shall mean: (i) Any merger, reorganization or consolidation of the company with or into another entity, or the acquisition of the company by means of any transaction or series of related transactions, following which the existing shareholders of the company as of immediately prior to such transaction or series of related transactions hold, by virtue of securities issued as consideration for the company’s acquisition, less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity; (ii) a sale of all or substantially all of the shares and/or the assets of the company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the company), in a single transaction or a series of related transactions; (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders; (iv) any distribution of a dividend or a series of dividends which has the effect or economic impact as the above said. Notwithstanding anything stated in this Section to the contrary, the raising of financing through equity transaction whose main aim is to finance the ongoing activities of the company shall not be considered an “M&A Transaction” for purposes of this Agreement.

4.	Mechanics of Conversion

4.1.	Deliveries. On the applicable date of conversion of the Loan Amount, as detailed above, the Company shall duly register the shares issued upon conversion of the Loan Amount (the “Conversion Shares”) in the name of the applicable Lender in the Company’s Register of Shareholders and deliver to the Lenders share certificates representing the shares issued upon conversion of the Loan Amount and all such other documents and instruments delivered to the applicable investors in the Company.

4.2.	No Fractional Shares. Conversion into the applicable Conversion Shares shall be calculated based on the aggregate amount to be converted and upon conversion, no fractional shares shall be issued to the Lenders, and the number of Conversion Shares shall be rounded up/down to the nearest whole number.

4.3.	Rights as Shareholder. From the date of occurrence of a conversion as set forth herein, whether or not the Conversion Shares required to be issued to such Lender have actually been issued, such Lender shall be deemed to be the holder of such Conversion Shares, and shall be deemed to have all rights, preferences, powers, privileges, restrictions, qualifications and limitations required to be granted in connection with such Conversion Shares.

4.4.	Effect of Conversion/Repayment. Upon conversion/repayment in full of the Loan Amount pursuant to this Agreement, the Company shall be deemed to have repaid in full such amount for purposes of this Agreement and this Agreement shall terminate.

4.5.	Conversion Shares. Upon any conversion of the Loan Amount as set out above, the Conversion Shares shall be duly authorized, validly issued, fully-paid, non-assessable and free of, and not subject to, any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind.

4.6.	Company Covenant. The Company shall take all actions required for the authorization and issuance of the Conversion Shares and the reservation of sufficient ordinary shares for conversion thereof, including without limitation adopting and filing with the Companies Registrar, prior to the conversion of the Loan Amount pursuant to the terms of this Agreement, an amendment to its Articles as then in effect in order to provide and take all other actions required for the authorization and issuance of the Conversion Shares, and the reservation of sufficient ordinary shares for conversion thereof.

5.	Repayment Events

Notwithstanding the aforesaid, unless previously converted or repaid, the Loan Amount shall be due and payable in full upon the occurrence of any of the following events (each, a “Repayment Event”): (i) the Company files a petition for bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee, or similar officer is appointed for the business or property of the Company and any such receivership, trusteeship or the appointment of similar officer shall remain undischarged for a period of 60 days; (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against the Company or a lien is granted on all or substantially all of the of the Company’s assets and not stayed, enjoined, or discharged within 60 days; (iv) the Company adopts a resolution for discontinuance of its business or for dissolution; (v) the Company is in default on its conversion undertakings under Sections 2.1, 3 or 4 above; (vi) the Company has breached a material obligation of the Company under this Agreement, which was not cured, if curable, within 30 days following the receipt by the Company of a written notice of such breach; or (vii) the business of the Company is suspended or ceased for a period longer than 90 days.

6.	Use of Proceeds

The Loan Amount shall be used by the Company in order to bridge its activities towards a financing or an M&A.

7.	Taxes

Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with the issuance of any shares to a Lender, the conversion or repayment of the Loan Amount to a Lender shall be borne by the Company and, without derogating from the foregoing, the Company shall pay any value added tax on the Interest or exchange rate differentials, as applicable.

8.	Closing

8.1.	Time and Place of the Closing. The closing of the transactions described above shall take place at a closing (the “Closing”), that will be held on July __, 2021 or on any other date agreed upon by the Parties (the “Closing Date”).

8.2.	Deliveries and Transactions at the Closing. At the Closing, the following transactions shall have occurred simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

8.2.1.	The Company shall have delivered the following documents to the Lenders:

8.2.1.1.	Board Resolution. A copy of an executed resolution of the Board approving the execution, delivery and performance by the Company of this Agreement and the transactions contemplated herein substantially in the form attached hereto as Schedule 8.2.1.1.

8.2.1.2.	Participation Rights. Certificate setting out that a waiver of participation and preemption with respect to the providing of Loan Amount to the Company and the issuance of the applicable class of shares upon conversion thereof pursuant to the provisions of this Agreement, in substantially the form attached hereto as Schedule 8.2.1.3, duly executed by the Chairman of the Board of the Company.

8.2.2.	Each Lender shall transfer to the Company’s bank account by wire transfer his applicable portion of the Loan Amount.

9.	Adjustments of the Conversion Securities

9.1.	Adjustment for Share Dividends. If, at any time prior to conversion or repayment of the Loan Amount or any outstanding portion thereof (the “Term”), the Company shall issue to its shareholders any additional shares by way of a share dividend or bonus shares, then, in each such case, the applicable conversion price (the “Applicable PPS”) shall be proportionately adjusted (such that such price per share shall be proportionally decreased).

9.2.	Adjustment for Subdivisions and Combination. If the Company, at any time or from time to time during the Term, effects a subdivision of its outstanding ordinary shares, then the Applicable PPS shall be proportionally decreased, and, conversely, if the Company, at any time or from time to time during the Term, combines its outstanding ordinary shares, then the Applicable PPS shall be proportionally increased.

9.3.	Split-off, Spin-off. In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall protect the economic interest of the Lenders appropriately.

10.	Undertakings by the Company

Until repayment or conversion in full of the outstanding balance of the Loan Amount, the Company undertakes as follows:

10.1.	Not – without the prior written approval of the Lenders – incur, authorize or issue, or obligate itself to issue, any debt security or debt instrument having preference over the Loan.

10.2.	Not to mortgage, charge, pledge or otherwise encumber any of its assets in any manner or form, with or without consideration, other than in the ordinary course of business, without obtaining the Majority Lenders prior written consent. For the purpose of this Loan Agreement, the term “Majority Lenders” shall mean the Lenders under this Agreement and the prior Loan Agreement whose aggregate Loan Amounts (out of a total of US$800,000) represents more than 50% of the then aggregate sum of the Loan Amount (out of a total of US$800,000).

10.3.	To inform the Lenders immediately should any third-party lien be threatened or made on any of its assets or should any execution office proceeding, bailiff, or similar authority threaten its assets. Further, the Company shall, at its own expense, and with no delay, undertake every action and effort in order to remove any such third party lien and/or other threatened action.

10.4.	To pay and discharge, all taxes, rates and assessments, and other governmental charges lawfully imposed upon all of its assets, or any part thereof, and to pay and discharge all claims of every kind and nature which may hereafter cause any of its assets to become subject to a third party’s interest, where the failure to do so would have a material adverse effect on the business or properties of the Company, and to keep its assets and every part thereof in good order and repair, and, without the prior consent of the Lenders, not to allow the creation of any Lien or charge whatsoever upon its assets or any part thereof.

11.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Lenders that:

11.1.	This Agreement and all ancillary agreements hereto, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligation of the Company, legally enforceable against it in accordance with its terms, subject only to laws affecting the rights and remedies of creditors and rules of law governing specific performances, injunctive relief or other equitable remedies. The Company has and will have the full power and authority to issue the shares upon conversion of the Loan Amount, pursuant to Sections 2 or 3 above, as applicable, and to execute and deliver this Agreement and the agreements and documents ancillary hereto and to consummate the transactions contemplated hereby and thereby.

11.2.	All authorizations, approvals, or permits of any governmental authority or regulatory body and any third party that are required in connection with the transactions contemplated hereby and under any ancillary agreement hereto, and the fulfillment of all the Company’s obligations hereunder and thereunder have been duly obtained prior to the Closing.

11.3.	Any shares of the Company that are due to be issued upon conversion of the Loan Amount into equity of the Company, as set forth in this Agreement shall be, when issued, duly and validly issued, fully paid and non-assessable and free from all, liens, charges, preemptive and other third party rights except as set forth in the Articles.

11.4.	Compliance; No Breach. The Company is not in breach or violation of any material provision of its Articles or, to its knowledge, any law applicable to the Company or any of its properties or assets. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision, nor give to others any material rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment to which the Company is a party.

11.5.	Share Capital; Capitalization Table. The registered share capital of the Company is NIS 30,000. All issued and outstanding share capital of the Company is duly authorized, validly issued and outstanding and fully paid and nonassessable. Other than as detailed in Company’s capitalization table attached hereto as Schedule 11.5 and the transaction contemplated hereunder, no options or warrants or any other equity or debt instrument convertible into equity has been granted or promised to any person or entity.

11.6.	The applicable Company shares converted hereunder, when issued upon conversion of the Loan Amount under this Agreement, shall be fully paid, non-assessable, free and clear of all pledges, attachments, encumbrances and all other debts and/or liabilities and other rights in favor of third parties of whatsoever nature other than restrictions on transfer under the Company’s incorporation documents, contractual obligations and any applicable securities laws.

11.7.	Intellectual Property. The Company owns or has obtained the right to use all intellectual property rights used and reasonably necessary for the Company to conduct its business as now being conducted and such rights, to the Company’s knowledge do not infringe upon or violate any third party intellectual property rights. All of the Company’s founders, employees and service providers have assigned to the Company all title and rights in all of the intellectual property developed by such people in connection with their engagement with the Company. The Company has not itself granted any rights to third parties in relation to any of its intellectual property. No actions, claims or allegations with respect to any intellectual property which is owned, used or exploited by the Company (the “Company Intellectual Property”) have been made, or, to the Company’s knowledge are pending or threatened against the Company, by any third party: (i) alleging breach, infringement, misuse or misappropriation by the Company or on the Company’s behalf of any Company Intellectual Property; (ii) otherwise challenging the use by the Company or any third party of any technology, know-how or computer software; (iii) challenging the ownership by the Company, validity or effectiveness of any Company Intellectual Property; (iv) alleging that the activities or proposed activities of any employee of the Company in relation to the Company’s business is in breach of any contact or covenant with a third party; and (v) so far as the Company is aware, there are not any facts, matters or circumstances which give rise to any such action, claim or allegation.

11.8.	Litigation. No action, proceeding or governmental inquiry or, to Company’s knowledge, investigation is pending or, to the Company’s knowledge, threatened against the Company or any of its officers or directors, consultants or employees, in connection with the Company, or against any of the Company’s properties, or with regard to the Company’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the Company’s knowledge, is there any basis for the foregoing. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

12.	Representations and Warranties of the Lenders

Each Lender hereby represents and warrants to the Company that:

12.1.	This Agreement and all ancillary agreements thereto to which the Lender is a party, when executed and delivered by or on behalf of the Lender, shall constitute the valid and legally binding obligation of the Lender, legally enforceable against it in accordance with its terms, subject only to laws affecting the rights and remedies of creditors and rules of law governing specific performances, injunctive relief or other equitable remedies

12.2.	The Lender is experienced in evaluating and investing in newly organized, emerging companies such as the Company and is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of the transactions hereunder and has the ability to bear the economic risks of the Loan. The Lender has been afforded the opportunity to request documents and to ask questions of and receive answers and documents from the Company, to its satisfaction.

12.3.	The shares issued upon conversion of the Loan Amount, if issued, are purchased only for investment purposes, for the Lender’s own accounts, and without any present intention to sell or distribute such shares, or ordinary shares issued upon conversion thereof.

13.	Confidentiality Undertaking

Each Lender undertakes to keep in confidence, and not to use for any purpose whatsoever except for its own internal purposes, any and all information relating, in any way, to the Company and its research and development, marketing and other business activities, which has been, or may in the future be, provided to Lender by the Company or was, or may in the future be, otherwise obtained by the Lender, except for information which is or shall be in the public domain not due to any act of the Lender, in breach of law or agreement, or which the Lender is required to disclose under any applicable law. Without derogating from the aforesaid, no Lender shall make any public statements concerning this Agreement and the transactions contemplated hereby, unless so approved by the Company, in advance and in writing.

14.	Miscellaneous

14.1.	This Agreement may be amended by the signature of the Company on the one hand, and the Lenders on the other hand.

14.2.	This Agreement and the documents referred to herein, constitute the entire agreement among the parties relating to the subject matter hereunder

14.3.	All parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

14.4.	This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflict of laws. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

14.5.	Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

14.6.	No Lender may assign, transfer or otherwise dispose of the rights granted and/or provided for herein other than to its Permitted Transferees (as such term is defined in the Articles).

14.7.	None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company without the prior written consent of the Majority Lenders.

14.8.	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

14.9.	All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by -facsimile or mailed by registered or certified mail, postage prepaid, or delivered by facsimile or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to the Company:	Regentis Biomaterials Ltd.
60 Medinat Hayehudim St.
Herzeliya, Israel
c/o: Medica Ventures.
Attn: Ehud Geller, Chairman

If to Lenders:	Each Lender to the addresses set forth on Schedule 1

14.10.	Any notice sent in accordance with this Section 14.10 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, upon transmission and telephonic confirmation of receipt (provided that if transmitted on a day that is not a business day, on the next business day).

14.11.	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

14.12.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

The Company:	/s/ Ehud Geller

Regentis Biomaterials Ltd.

	By:	Ehud Geller
	Title:	Chairman

Lenders:

[_____________]

Name:
Date:

[Signature Page to Regentis Biomaterials CLA]

Schedule 1

The Lenders and Loan Amounts

Lender	CLA signing date	Loan Amount USD
Enrique Derzavich	March 29, 2020	100,000
Traistman Radechievski LTD	March 29, 2020	100,000
Gilat Management Services LTD	March 30, 2020	100,000
Capital Point LTD	August 6, 2020	100,000
Matag Investments LTD	Feb, 2, 2021	100,000
A N Tech LLC	Nov, 2, 2020	100,000
Guy Bibi	May 11, 2021	100,000
Yaron Masliah	May 11, 2021	100,000
Pini Ben Elazar	July, 20, 2021	100,000
Total		900,000